Exhibit 10.3
BENEFITS CONTINUATION AGREEMENT
     This BENEFITS CONTINUATION AGREEMENT (this “Agreement”) is made and entered into to be effective as of November 2, 2010 (the “Effective Date”) by and among Cooper Industries plc, an Irish corporation (“Cooper” or the “Company”), Cooper U.S., Inc. and Kirk S. Hachigian (“Executive”). Certain capitalized terms used in this Agreement are defined in Section 5 hereof.
RECITAL
     WHEREAS, Executive is employed as the Chairman and Chief Executive Officer of Cooper; and
     WHEREAS Executive previously has entered into an employment agreement dated as of February 8, 2009 (the “Employment Agreement”) and a Management Continuity Agreement dated as of November 30, 2009 (the “Continuity Agreement”); and
     WHEREAS, Cooper and Executive wish to document certain terms of employment of Executive in such capacity.
AGREEMENT
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
     Section 1. Benefits During Term of Employment.
     (a) Certain Benefits During Term of Employment. During the term of Executive’s employment, the Executive and, to the extent applicable, the Executive’s family, dependents and beneficiaries, shall be allowed to participate, subject to applicable eligibility requirements, in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to executive employees of the Company. Such benefits, plans and programs may include, without limitation, pension, profit sharing, savings and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability plans, life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any other pension or retirement plans or programs and any other executive welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans that supplement the above-listed types of plans or programs, whether funded or unfunded. Executive shall be entitled to participate on a basis no less favorable than any other executive of the Company. The Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending or discontinuing, any such benefit plan or program as it applies to the Executive, so long as such changes are similarly applicable to all executive employees of the Company.
     (b) Business and Entertainment Expenses. Subject to the Company’s standard policies and procedures with respect to expense reimbursement as applied to its executive employees, the Executive is authorized to incur reasonable expenses as determined in his judgment in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all such business expenses incurred in connection with carrying out the business of the Company. All expenses reimbursed shall be subject to documentation, review, and reimbursement in accordance with the Company’s policies.
     (c) Other Expenses; Perquisites. Executive shall be entitled to participate in the Company’s executive fringe benefits, if any, in accordance with the terms and conditions of such arrangements as are made available from time to time for the Company’s executives on a basis no less favorable than any other executive. In particular, the Executive shall continue to be entitled to receive, at his discretion, the executive fringe benefits he was entitled to receive as of November 2, 2010.
     (d) Vacation. The Executive shall be entitled to vacation in accordance with the Company’s policies in effect from time to time, but not less than four (4) weeks paid vacation per year.
     Section 2. Effect of Termination of Employment on Benefits.
     (a) Termination for Cause or Voluntary Written Resignation. In the event the Executive’s employment is terminated for Cause (as defined below) or if the Executive voluntarily submits his resignation in writing, subject to the provisions of Section 4(a), Cooper shall pay or provide, as applicable, to the Executive, within (60) days, upon occurrence of such event (or earlier to the extent required by law or provided below), the following:
     (i) the Executive’s base salary in effect at the time through the date of the termination; and
     (ii) any amounts previously earned, accrued or owing to the Executive but not yet paid, including any earned but unpaid base salary, any outstanding expense reimbursements and any other compensation owed (but, for sake of clarity, not including any amounts owed pursuant to the terms of any employee benefit plan, program or agreement, the payment of which shall be subject to the specific terms thereof); and
     (iii) Other or additional benefits in accordance with applicable plans or programs of the Company in effect at the time of termination.
     (b) Termination in the Event of Death or Disability. In the event that the Executive’s employment is terminated because of the Executive’s death or Disability (as defined below), subject to the provisions of Section 4(a), Cooper shall pay or provide, as applicable, to the

Executive, Executive’s estate or his designated beneficiaries, as the case may be, within thirty (30) days of his death or Disability (or such earlier date provided below), the following:
     (i) Any amounts previously earned, accrued or owing to the Executive but not yet paid, including a prorated portion of Executive’s annual bonus up to the date of termination, any earned but unpaid base salary, any outstanding expense reimbursements and any other compensation owed (but, for sake of clarity, not including any amounts owed pursuant to the terms of any employee benefit plan, program or agreement, the payment of which shall be subject to the specific terms thereof); and
     (ii) All restricted stock outstanding and any awards under the Company’s long-term incentive programs, whether or not vested, shall become immediately and fully vested and transferable to the fullest extent possible at the time of termination, subject to any limitations set forth in the applicable plan(s) governing the award of such restricted stock; and
     (iii) All outstanding stock options of any kind whatsoever shall become immediately and fully vested and transferable to the fullest extent possible at the time of termination without regard to any contingencies or conditions specified therein, for the remainder of the original term of the option, subject to any limitations set forth in the applicable plan(s) governing the award of such stock options; and
     (iv) Other or additional benefits in accordance with the applicable plans or programs of the Company in effect at the time of termination; and
     (v) Continued participation for the Executive (in the case of his Disability) and Executive’s spouse and children, to the extent that they were covered at the time of Executive’s death or Disability, in the Company’s medical, dental and life insurance programs until such time as the Executive or his spouse, as applicable, receives equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis) or death, or in the case of Executive’s children, until they attain age 26; provided, however, that costs related to such continued participation shall be subject to the Fair Market Value Payment Requirement set forth in Section 4(a) below and that the persons covered under this provision will pay the “employee cost of participation” in the plan on a monthly basis.
     (c) Termination of Executive by the Company Without Cause or by the Executive for Constructive Termination Without Cause. In the event that the Executive’s employment is terminated by the Company without Cause or by the Executive for Constructive Termination Without Cause (as defined below), subject to the provisions of Section 4(a), Cooper shall pay or provide, as applicable, to the Executive within thirty (30) days after the occurrence of such event (or such earlier date provided below), the following:
     (i) Any amounts previously earned, accrued or owing to the Executive but not yet paid, including a prorated portion of Executive’s annual bonus up to the date of termination, any earned but unpaid base salary, any outstanding expense reimbursements and any other compensation owed (but, for sake of clarity, not including any amounts owed pursuant to the terms of any employee benefit plan, program or agreement, the payment of which shall be subject to the specific terms thereof); and
     (ii) All restricted stock outstanding and any awards under the Company’s long-term incentive programs, whether or not vested, shall become immediately and fully vested and transferable to the fullest extent possible at the time of termination, subject to any limitations set forth in the applicable plan(s) governing the award of such restricted stock; and
     (iii) All outstanding stock options of any kind whatsoever shall become immediately and fully vested and transferable to the fullest extent possible at the time of termination without regard to any contingencies or conditions specified therein, for the remainder of the original term of the option, subject to any limitations set forth in the applicable plan(s) governing the award of such stock options; and
     (iv) Other or additional benefits in accordance with the applicable plans or programs of the Company in effect at the time of termination; and
     (v) Continued participation for the Executive and Executive’s spouse and children, to the extent that they were covered at the time of Executive’s death or Disability, in the Company’s medical, dental and life insurance programs for a period of three (3) years from the date of termination; provided, however, that costs related to such continued participation shall be subject to the Fair Market Value Payment Requirement set forth in Section 4(a) below and that the persons covered under this provision will pay the “employee cost of participation” in the plan on a monthly basis .
     (d) Termination in the Event of a Qualifying Retirement. In the event that the Executive’s employment is terminated because of the Executive’s Qualifying Retirement (as defined below), subject to the provisions of Section 4(a), Cooper shall pay or provide, as applicable, to the Executive within thirty (30) days of such Qualifying Retirement (or such earlier date provided below), the following:
     (i) Any amounts previously earned, accrued or owing to the Executive but not yet paid, including a prorated portion of the Annual Bonus up to the date of termination, any earned but unpaid Base Salary, any outstanding expense reimbursements and any other compensation owed (but, for sake of clarity, not including any amounts owed pursuant to the terms of any employee benefit plan, program or agreement, the payment of which shall be subject to the specific terms thereof); and
     (ii) All restricted stock outstanding and any awards under the Company’s long-term incentive programs, whether or not vested, shall become immediately and fully vested and transferable to the fullest extent possible at the time of termination, subject to any limitations set forth in the applicable plan(s) governing the award of such restricted stock; and

     (iii) All outstanding stock options of any kind whatsoever shall become immediately and fully vested and transferable to the fullest extent possible at the time of termination without regard to any contingencies or conditions specified therein, for the remainder of the original term of the option, subject to any limitations set forth in the applicable plan(s) governing the award of such stock options; and
     (iv) Continued participation for the Executive and Executive’s spouse and children, to the extent that they were covered at the time of Executive’s Qualifying Retirement, in the Company’s medical, dental and life insurance programs until such time as the Executive or his spouse, as applicable, receives equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis) or death, or in the case of Executive’s children, until they attain age 26; provided, however, that costs related to such continued participation shall be subject to the Fair Market Value Payment Requirement set forth in Section 4(a) below and that the persons covered under this provision will pay the “employee cost of participation” in the plan on a monthly basis; and
     (v) For a period of one (1) year following the effective date of Executive’s Qualifying Retirement, the Company will provide Executive at the Company’s sole expense with an office (not to exceed 1,000 square feet, and at a location chosen by Executive), supplies, and the services of an administrative assistant (at an annual salary not to exceed the salary of Executive’s administrative assistant as of the date of Executive’s Qualifying Retirement); and
     (vi) For a period of one (1) year following the effective date of Executive’s Qualifying Retirement, the Company will pay or reimburse Executive for his membership in those clubs to which he belonged immediately prior to his Qualifying Retirement (to the extent that Executive paid such membership dues through his annual perquisite allowance in the year preceding his Qualifying Retirement) and, if the club membership is titled in the Company’s name, the Company will transfer or assign the membership to Executive, at no cost to Executive; and
     (vii) Other or additional benefits in accordance with the applicable plans or programs of the Company in effect at the time of termination; and
     Section 3. Covenants by Executive.
The parties acknowledge that, pursuant to sections 10, 11, and 12 of Executive’s Employment Agreement, Executive has made certain covenants relating to noncompetition with the Company, nonsolicitation of employees of the Company, and nonsolicitation of the Company’s customers, all for a period of one (1) year following Executive’s termination of employment. By this Agreement, Executive agrees to extend the time period for each such covenant to a period of two (2) years following termination of employment.

     Section 4. Tax Provisions.
(a)	Application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
     (i) General. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code, so as to prevent inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to the Executive. This Agreement shall be construed, administered, and governed in a manner consistent with this intent and the following provisions of this Section 4(a) shall, with respect to timing of payments owed under this Agreement, control over any contrary provisions of the Agreement. Nothing in this Section 4(a) shall reduce or diminish the amounts otherwise owed under this Agreement.
     (ii) Delayed Payment Restriction. Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein or pursuant to any other agreement or plan of the Company to which the Executive is entitled to any payment or benefit would be subject to additional taxes and interest under Section 409A of the Code if the Executive’s receipt of such payment or benefit is not delayed until the Section 409A Payment Date, then such payment or benefit shall not be provided to the Executive (or the Executive’s estate, if applicable) until the Section 409A Payment Date (and, at that time, the Executive shall also receive interest thereon from the date such payment or benefit would have been provided in the absence of this paragraph until the date of receipt of such payment or benefit at the short term applicable federal rate as in effect as of the termination date). The payment and benefit delay requirement described in this paragraph (the “Delayed Payment Restriction”) shall not apply to any payment or benefit otherwise described in the first sentence of this paragraph if another provision of this Agreement is intended to cause the Executive’s receipt of such payment or benefit to satisfy the requirements of Section 409A(a)(2)(B)(i) of the Code. For purposes of this Agreement, “Section 409A Payment Date” shall mean the earlier of (1) the date of the Executive’s death or (2) the date which is six months after the date of termination of the Executive’s employment with the Company.
     (iii) Separation from Service. Amounts payable hereunder upon the Executive’s termination of employment with the Company that constitute deferred compensation under Section 409A of the Code shall be paid upon the Executive’s “separation from service” within the meaning of Section 409A of the Code.
     (iv) Separate Payment and Benefits. Any rights to payments and benefits under this Agreement shall be treated as rights to separate payments for purposes of Section 409A of the Code.

     (v) Reimbursements and In-Kind Benefits. With respect to any rights to reimbursements or in-kind benefits that are triggered by the Executive’s separation from service and are subject to Section 409A of the Code, except any in-kind benefits to which the Fair Market Value Payment Requirement applies, such reimbursements or in-kind benefits shall also be subject to the Delayed Payment Restriction to the extent applicable under Section 4(a).
     (vi) Fair Market Value Payment Requirement. To the extent that any benefits required to be continued pursuant to Section 2 that are provided to the Executive and his spouse during the first six months following the Executive’s termination of employment have an aggregate value in excess of the applicable dollar amount under Section 402(g)(1)(B) of the Code for the year in which such termination occurs, the Executive shall pay to the Company, at the time such benefits are provided, the fair market value of such benefits (such payment obligation of the Executive, the “Fair Market Value Payment Requirement”) and the Company shall reimburse the Executive (with interest thereon at the short term applicable federal rate in effect as of the termination date) for any such payment(s) not later than the thirtieth (30th) day following the expiration of such six month period.
     (vii) Period of Payment. In the event that a payment under this Agreement is due within a period of time following a stated event, the Executive shall not be permitted, directly or indirectly, to designate the taxable year of payment.
     (viii) Restricted Stock Dividends. Notwithstanding anything to the contrary in any agreement relating to awards of restricted Stock, any dividends relating to shares of restricted Stock that are subject to vesting requirements shall be paid by the 15th day of the third month following the date that the right to such dividends vests.
     (ix) References to Section 409A. References in this Agreement to Section 409A of the Code include both that section of the Code itself and any regulations and authoritative guidance promulgated thereunder.
     (b) Section 457A of the Code. Notwithstanding that Cooper is a party to this Agreement, certain portions of the Executive’s compensation provided under this Agreement, as specifically identified within the provisions of this Agreement (the “Cooper U.S. Compensation”), are solely provided by Cooper U.S., Inc. as compensation for the Executive’s services to Cooper U.S., Inc., with the intent that Cooper U.S., Inc. be the sole “sponsor” of such compensation within the meaning of Section 457A of the Code and the authoritative guidance promulgated thereunder. The Cooper U.S. Compensation shall be solely the obligation of Cooper U.S., Inc. and Cooper shall not be obligated to provide, nor shall it be the guarantor of or otherwise responsible for, any of the Cooper U.S., Inc. Compensation. Further, notwithstanding anything to the contrary in this Agreement, any compensation that would potentially be subject to Section 457A of the Code were such compensation to be provided by Cooper or any entity that is a nonqualified entity within the meaning of Section 457A of the Code shall be provided solely by Cooper U.S., Inc. and, if necessary to support an allocation of such compensation to

Cooper U.S., Inc. for U.S. federal income tax principles, Cooper U.S., Inc. shall be allocated and become obligated to provide a portion of compensation otherwise payable by Cooper under this Agreement that does not constitute nonqualified deferred compensation within the meaning of Section 457A of the Code, which has a value equal to the value of the benefit that Cooper would otherwise have provided. Cooper shall cooperate to conform the allocation for tax purposes of the compensation payable pursuant to this Agreement to the intent described in this Section 4(b).
     Section 5. Definitions.
          As used in this Agreement, the following terms have the following meanings:
     “Cause” shall mean a good faith determination by the vote of at least seventy-five percent (75%) of the independent members of the Cooper Board of Directors that one or more of the following events exists or has occurred:
(a)	The Executive is convicted of (or enters a plea of guilty or nolo contendere to) a felony or a crime involving moral turpitude, which conviction has become final and non-appealable; or

(b)	There are facts and applicable law showing demonstrably that Executive has materially breached a material obligation under an agreement with the Company; provided however, that (i) a breach shall be considered material only if it causes substantial harm to the Company; (ii) upon becoming aware of any alleged breach, the Company shall first provide written notice to the Executive of the basis of the alleged breach in reasonable detail and shall allow the Executive ninety (90) days following such written notice to cure, correct, or mitigate the event so that it does not become a basis for termination for cause; (iii) if the alleged breach has been cured or corrected by the Executive within ninety (90) days of such written notice, no “cause” shall be found; and (iv) in all events, prior to the board of directors making any good faith vote on the matter, Executive shall be afforded the opportunity upon reasonable notice, with counsel of his choosing, to be heard before the board on such matter.
     “Constructive Termination Without Cause” shall mean termination of the Executive’s employment at his election following the occurrence, without the Executive’s written consent, of one or more of the following events:
     (a) a reduction in the Executive’s then current base salary, the termination or material reduction of any executive benefit or perquisite enjoyed by him, unless a plan or program providing substantially similar benefits or perquisites is substituted;
     (b) the failure to elect or reelect the Executive as Chief Executive Officer of the Company or the removal of him from any such position, other than upon the voluntary request of the Executive;
     (c) a Material Diminution in the Executive’s duties or the assignment to the Executive of duties which are materially inconsistent with his duties or which materially impair the Executive’s ability to function as the Chief Executive Officer of the Company;

     (d) the failure to continue the Executive’s participation in any incentive compensation plan unless a plan providing a substantially similar compensation is substituted;
     (d) the relocation of the Company’s principal office to a location more than fifty (50) miles from Houston, Texas;
     (e) the failure of the Company to obtain the assumption in writing of its obligations to perform this Agreement by any successor (or, the ultimate parent of any successor where applicable) to all or substantially all of the assets of the Company within fifteen (15) days after a merger, consolidation, sale or similar transaction;
     (f) any act or failure to act by Cooper’s board or directors, other than upon the Executive’s voluntary request, which would cause the Executive (x) not to be reelected or to be removed from the position of Chief Executive Officer of Cooper or the position of Chairman of the Board of Directors of Cooper or (y) not to be elected or reelected as a director by the shareholders of the Company at any meeting held for that purpose or by written ballot of shareholders of the Company; or
     (g) the failure of Cooper (or by any successor-in-interest) to perform, or the breach by Cooper (or by any successor-in-interest) of, any of their material obligations under this Agreement.
Notwithstanding the foregoing, the Executive cannot terminate his employment hereunder for Constructive Termination Without Cause unless he (i) first notifies the Company’s Board or Compensation Committee in writing of the event (or events) which the Executive believes constitutes a basis for Constructive Termination Without Cause within ninety (90) days from the date of such event, and (ii) provides the Company with at least thirty (30) days to cure, correct or mitigate the event so that it either (1) does not constitute a basis for a Constructive Termination Without Cause hereunder or (2) the Executive agrees, in writing, that after any such modification or accommodation made by the Company that such event shall not constitute a basis for Constructive Termination Without Cause hereunder.
     “Disability” shall mean the Executive’s physical or mental inability to perform substantially his duties and responsibilities under this Agreement (“Inability”) for a period of one hundred eighty (180) consecutive days as determined by an approved medical doctor. For this purpose an approved medical doctor shall mean a medical doctor selected by the Compensation Committee of the Company’s board of directors and the Executive. If the Compensation Committee and the Executive cannot agree on a medical doctor, they shall each select a medical doctor and the two doctors shall select another medical doctor who shall be the sole medical doctor for this purpose.
     “Material Diminution” means a material diminution by Cooper of Executive’s duties, powers, authority, functions or responsibilities without Executive’s consent, such that Executive is left with such duties, powers, authority, functions and responsibilities (when viewed in the aggregate) that are materially diminished compared to both (i) those duties, powers, authority, functions and responsibilities conferred upon Executive at the Effective Date and (ii) those duties, powers, authority, functions and responsibilities that are most typically conferred upon individuals having the same title as Executive with companies having revenues comparable to Cooper on a consolidated basis (based on the revenues of Cooper on a consolidated basis at the time of determination). In addition, a material diminution by Cooper of Executive’s title without Executive’s consent also shall constitute a “Material Diminution” for purposes of this Agreement.
     “Qualifying Retirement” means a voluntary retirement by Executive at any time after June 29, 2015, provided that Executive has given at least one year advance written notice of his intended retirement to the Company’s board of directors.
     Section 6. Miscellaneous.
     (a) Assignment; Binding Nature. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive), and assigns. No rights or obligations of Cooper or Cooper U.S., Inc. under this Agreement may be assigned or transferred by Cooper or Cooper U.S., Inc., except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which Cooper and/or Cooper U.S., Inc., as applicable, is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of Cooper or Cooper U.S., Inc., provided that the assignee or transferee is the successor to all or substantially all of the assets of Cooper or Cooper U.S., Inc., as applicable, and such assignee or transferee assumes the liabilities, obligations and duties of Cooper and Cooper U.S., Inc., as contained in this Agreement, by written contract. Cooper and Cooper U.S., Inc. each further agree that, in the event of a sale of assets or liquidation as described in the preceding sentence, they shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of each of Cooper and Cooper U.S., Inc. hereunder. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits.
     (b) Entire Agreement. This Agreement, together with Executive’s Employment Agreement, Continuation Agreement, various agreements entered into in connection with the Company’s equity incentive plans, and agreements relating to indemnification of Executive in his capacity as an officer and director of the Company, contain the entire understanding and agreement between the parties concerning the subject matter hereof and supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto. Nothing contained in this Agreement shall be deemed to limit Cooper’s obligations or diminish Executive’s rights under, or otherwise affect, any such agreement to indemnify Executive.
     (c) Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of each of Cooper and Cooper U.S., Inc. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of each of Cooper and Cooper U.S., Inc., as the case may be.
     (d) Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
     (e) Survivorship. The respective rights and obligations of the Parties hereunder shall survive any termination of this Agreement pursuant to their terms.
     (f) Governing Law/Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Texas without reference to principles of conflict of laws.
     (g) Resolution of Disputes. Any disputes arising under or in connection with this Agreement (including any action by the Executive to enforce compliance or specific performance with respect to this Agreement) shall at the election of the Executive or the Company, be resolved by binding arbitration, to be held in Houston, Texas in accordance with the rules and procedures of the American Arbitration Association before three arbitrators. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Nothing herein shall preclude either party from seeking provisional remedies in aid of arbitration, such as a temporary restraining order or preliminary injunction, from a court of competent jurisdiction. Costs of the arbitration or litigation, including, without limitation, reasonable attorneys’ fees of both parties, shall be borne equally by the Company and the Executive. Pending the resolution of any arbitration or court proceeding, the Company shall continue payment of all amounts due the Executive under this Agreement consistent with past practice and all benefits to which the Executive is entitled at the time the dispute arises.
     (h) Cash Equivalent Payments in Event Benefits Not Permissible Under Plan. In the event that the benefits contemplated pursuant to this Agreement would for any reason not be permissible under any applicable plan maintained by the Company, the Company shall make Executive whole by making a payment in cash to the Executive in an after-tax amount equal to the value of the benefit intended to be provided pursuant to this Agreement.
     (i) Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
     (j) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
     (k) Withholding of Taxes and Other Items. The Company may withhold from any compensation or benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.
     (l) Notices. All notices and other communications under this Agreement shall be in writing and shall be given by facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three business days after mailing or one business day after transmission of a facsimile (with confirmation of receipt) to the respective persons named below:

If to Cooper:	Cooper U.S., Inc. 600 Travis Street, Suite 5500 Houston, Texas 77002 Attn: General Counsel

If to Executive:	Notices to Executive shall be given at the most recent address of Executive on Cooper’s records
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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COOPER INDUSTRIES PLC
By:	/s/ Ivor J. Evans

COOPER U.S., INC.
By:	/s/ Bruce M. Taten

EXECUTIVE
/s/ Kirk S. Hachigian
Kirk S. Hachigian, individually